                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12


                             DECORA INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       1)     Title of each class of securities to which transaction applies:

              ------------------------------------------------------------------

       2)     Aggregate number of securities to which transaction applies:


              ------------------------------------------------------------------

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


              ------------------------------------------------------------------

       4)     Proposed maximum aggregate value of transaction:


              ------------------------------------------------------------------

       5)     Total fee paid:


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[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:
                                      ------------------------------------------

        2)     Form, Schedule or Registration Statement No.:
                                                            --------------------
        3)     Filing Party:
                            ----------------------------------------------------
        4)     Date Filed:
                          ------------------------------------------------------

                             DECORA INDUSTRIES, INC.
                             -----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 26, 1999


To the Stockholders of
Decora Industries, Inc.:

     The Annual Meeting of Stockholders of Decora Industries, Inc., a Delaware corporation (the "Company"), will be held at the Albany Marriott Hotel, located at 189 Wolf Road, Albany, New York, on October 26, 1999, at 10:00 a.m., local time, and any adjournments thereof (the "Annual Meeting"), to consider and act upon the following matters:

     (1)  The election of five directors;

     (2)  Ratification of the Decora Industries, Inc. 1999 Stock Option Plan;

     (3) Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent certified public accountants for fiscal year 2000; and

     (4) The transaction of such other business as may properly come before the Annual Meeting.

     The subject matter of each of the above proposals is described within the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on September 14, 1999, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

     In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority of all outstanding shares of Common Stock must be present in person or be represented by Proxy.

     Whether or not you expect to attend the Annual Meeting in person, please date, sign and mail the enclosed Proxy in the postage-paid return envelope provided as promptly as possible. The Proxy is revocable and will not affect your right to vote in person if you attend the Annual Meeting.

                                        By Order of the Board of Directors

                                        Timothy N. Burditt
                                        Secretary

Fort Edward, New York
September 15, 1999

                             DECORA INDUSTRIES, INC.

                                  1 MILL STREET
                              FORT EDWARD, NY 12828
                             -----------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 26, 1999
                             -----------------------

To Our Stockholders:

     Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at the Company's Annual Meeting of Stockholders to be held on October 26, 1999 (the "Annual Meeting"), at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The Company's Annual Report for the fiscal year ended March 31, 1999 and its Annual Report on Form 10-K for the fiscal year ended March 31, 1999, including audited financial statements, are being mailed to you on or about September 15, 1999 with this Proxy Statement.

     We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend, please date, sign and return your Proxy promptly in the postage paid return envelope provided. You may revoke your Proxy at any time prior to its exercise at the Annual Meeting by notice to the Company's Secretary and, if you attend the Annual Meeting, you may vote your shares in person. You may also revoke your Proxy by returning a duly executed Proxy bearing a later date. If no instruction is given, the Proxy will be voted FOR each of the proposals described herein. The named Proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on September 14, 1999 will be entitled to vote at the Annual Meeting. At the close of business on September 14, 1999, there were 7,823,886 shares of Common Stock of the Company outstanding, with each share of Common Stock being entitled to one vote on each matter to be voted upon. There is no right to cumulate votes as to any matter. Unless otherwise stated, all share and per share amounts have been restated to reflect the one-for-five reverse split which was effective December 29, 1997.

     An affirmative vote of a majority of the shares present and voting at the Annual Meeting is required for approval of Proposals 1, 2 and 3. For purposes of determining whether a matter has received a majority vote either of shares present or of all outstanding shares, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a Proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote on Proposals 1, 2 and 3.

     The Company has been advised by its directors and officers that they intend to vote the 232,750 shares of Common Stock which they hold, representing 3% of the total shares outstanding as of the record date, in favor of the proposals presented in this Proxy Statement. See "Beneficial Ownership of Securities."

     The entire cost of soliciting Proxies will be borne by the Company, including expenses in connection with preparing and mailing Proxy solicitation materials. In addition to use of the mails, Proxies may be solicited by officers, directors and regular employees of the Company, without extra compensation, by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such persons. If requested, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing Proxy material to their principals.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     At the Annual Meeting, management will present as nominees and recommend to the stockholders that each of the first five persons listed below (the current directors) be elected to serve as directors for a term of one year or until their successors are duly elected and qualified. Each nominee has agreed to serve if elected.

     Proxies will be voted for the election of the five nominees named below unless instructions are given to the contrary. Proxies cannot be voted for a greater number of persons than the number of nominees named. Should any nominee become unable to serve as a director, the persons named in the enclosed form of Proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may recommend to fill that position.

     DIRECTORS AND EXECUTIVE OFFICERS

     The following sets forth certain biographical information, present occupation and business experience for the past five years of each director and executive officer, including those persons nominated to serve on the Board of
Directors:

                                                                            Year First
                                                                              Became
       Name                 Age                 Position                     Director
       ----                 ---                 --------                    ----------
Nathan Hevrony              47           Director, Chairman,                   1988
                                         Chief Executive Officer

Roger Grafftey-Smith        68           Director                              1988

Gabriel B. Thomas           58           Director                              1991

Stephen H. Verchick         58           Director                              1993

Ronald A. Artzer            55           Director                              1994

Timothy N. Burditt          45           Executive Vice President,               --
                                         Administration and Business
                                         Development; Secretary

Robert L. Macdonald         52           Chief Financial Officer                 --

Earl A. Wearsch             54           Executive Vice President;               --
                                         President and General Manager
                                         of Decora, Incorporated
                                         subsidiary ("Decora")

Rolf J. Gemmersdorfer       47           Executive Vice President;               --
                                         Chairman of Konrad Hornschuch
                                         AG subsidiary ("Hornschuch")
                                         Management Board

Richard A. DeCoste          60           Executive Vice President;               --
                                         Director of Operations
                                         of Decora


     NATHAN HEVRONY. Mr. Hevrony has served as a director of the Company since August 1988 and as Chief Executive Officer and Chairman of the Board since October 1989.

     ROGER GRAFFTEY-SMITH. Mr. Grafftey-Smith has served as a director of the Company since August 1988 and has been a managing partner of Grafftey-Smith & Associates, an international financial consulting firm, since 1981. Mr. Grafftey-Smith also serves as a director of Americanino Capital Corporation, a publicly-traded corporation.

     GABRIEL B. THOMAS. Mr. Thomas has served as a director of the Company since June 1991. He has served as President and Director of Unilab Corporation, a clinical laboratory services company, since December 1989.

     STEPHEN H. VERCHICK. Mr. Verchick has served as a director of the Company since October 1993. He has been engaged in the private practice of law as President of Stephen H. Verchick & Associates, Professional Corporation, in Beverly Hills, California, for the past 24 years. Mr. Verchick is also President of Warner Capital Associates, a Los Angeles based venture capital firm.

     RONALD A. ARTZER. Mr. Artzer has served as a director of the Company since May 1994. In 1998, Mr. Artzer co-founded Tak-a-Sample Marketing, Inc., a promotional and marketing firm. Since August 1997, Mr. Artzer has also worked as a self-employed management consultant. From March 1994 to August 1997, Mr. Artzer served as President and Chief Executive Officer of SoPakCo Foods, a food processing and packaging company.

     Directors of the Company hold office until the next annual meeting of stockholders, until successors are elected and qualified or until their earlier resignation or removal.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors convened three formal meetings during fiscal 1999. In addition, the Board took action numerous times during the fiscal year by unanimous written consent. Management confers frequently with directors on an informal basis to discuss Company affairs.

     The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee.

     The function of the Audit Committee is to review and approve the selection of and all services performed by the Company's independent accountants, to meet and consult with, and to receive reports from, the Company's independent accountants and its financial and accounting staff and to review and act or report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. The current members of the Audit Committee are Roger Grafftey-Smith (Chairman), Gabriel Thomas and Stephen Verchick. In 1999, the Audit Committee did not convene a formal meeting, as the results of the audit for the fiscal year ended March 31, 1999 were reviewed by the entire membership of the Board of Directors.

     The Compensation Committee establishes salary and bonus compensation to be paid to the Company's principal officers. The current members of the Compensation Committee are Ronald Artzer (Chairman), Roger Grafftey-Smith, Gabriel Thomas and Stephen Verchick. The Compensation Committee held three meetings during fiscal 1999 and also conferred by telephone and took action several times by written consent.

COMPENSATION OF DIRECTORS

     Effective April 1, 1999, directors are paid $20,000 per year. Directors may also receive stock options pursuant to a new stock option plan known as the Decora Industries, Inc. 1999 Stock Option Plan which was adopted by the Board of Directors on June 8, 1999. The plan, as described in Proposal 2 and which remains subject to stockholder approval at the Annual Meeting, reserves for grant and issuance to employees, directors and consultants 1,000,000 shares of the Company's Common Stock. In addition, directors may also receive options by other grant by the Company. The Company reimburses directors for reasonable expenses incurred in connection with their attendance at meetings and other Company related functions.

EXECUTIVE OFFICERS

     TIMOTHY N. BURDITT. Mr. Burditt was named Executive Vice President, Administration and Business Development of the Company in June 1999. From 1993 through June 1999, Mr. Burditt was Executive Vice President, Administration and Finance of the Company. Mr. Burditt has also been Secretary of the Company since August 1993.

     ROBERT L. MACDONALD. Mr. Macdonald was named Chief Financial Officer of the Company in June 1999. From 1995 through June 1999, Mr. Macdonald was Chief Financial Officer of BIC S.A., a French branded consumer products maker. Mr. Macdonald served as Vice President Finance of BIC's North American Group from 1993 through 1995.

     EARL A. WEARSCH. Mr. Wearsch was named Executive Vice President of the Company and President and General Manager of Decora in January 1998. From 1983 to 1997, Mr. Wearsch served in various senior management and sales/marketing positions with Glidden, a manufacturer of paint and coatings.

     ROLF J. GEMMERSDORFER. Mr. Gemmersdorfer was named Executive Vice President of the Company and Chairman of Hornschuch's Management Board in August 1998. From 1995 through 1997, Mr. Gemmersdorfer was General Manager of Oral-B Laboratories GmbH, a subsidiary of the Gillette Company. From 1992 through 1994, Mr. Gemmersdorfer was a general manager of the largest division of VP. Schickedanz, Inc.

     RICHARD A. DECOSTE. Mr. DeCoste joined Decora in January 1993. In February 1994, Mr. DeCoste became President of Decora's Consumer Decorative Products Group. In November 1994, he became Executive Vice President of the Company and in June 1997 he became Director of Operations of Decora.

     Officers of the Company are elected by the Board of Directors and hold office until their successors are chosen and qualified, until their death or until they resign or have been removed from office. All corporate officers serve at the discretion of the Board of Directors. There are no family relationships between any director or executive officer of the Company and any other director or executive officer of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities ("reporting persons"), to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to the Company by reporting persons during, and with respect to, its fiscal year ended March 31, 1999, and on a review of written representations from reporting persons to the Company that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten percent beneficial owners during such period were satisfied in a timely manner, except that State Street Bank & Trust Company, Trustee for the Textron Master Trust ("Textron"), a shareholder which beneficially owned in excess of 10% of the Company's Common Stock until August 1999, failed to file one required report.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth, as of September 9, 1999, certain information with respect to the Common Stock of the Company which may be deemed to be beneficially owned by each stockholder who is known by the Company to own more than 5% of the outstanding Common Stock, by each director and executive officer of the Company and by all directors and executive officers as a group.

NAME AND                                                                                      PERCENT
ADDRESS OF                                     COMMON           OTHER                            OF
BENEFICIAL OWNER(1)                             STOCK         SECURITIES(2)     TOTAL          CLASS
-------------------                            -------        ----------       -------        -------
Robert W. Johnson, IV.......................   388,416(3)      385,000         773,416          9.4%
The Johnson Company
630 Fifth Avenue, Suite 1510
New York, NY 10111

State Street Bank & Trust...................   400,000               0         400,000          5.1%
Company, Trustee
Textron Master Trust
One Enterprise Drive
Master Trust -- W6C
North Quincy, MA 02171

Nathan Hevrony..............................   150,750         430,000         580,750          7.0%

Roger Grafftey-Smith........................    75,000         112,400         187,400          2.4%

Gabriel B. Thomas...........................         0         142,400         142,400          1.8%

Stephen H. Verchick.........................         0          75,000          75,000           (4)

Ronald A. Artzer............................         0          70,000          70,000           (4)

Timothy N. Burditt..........................     2,000          65,000          67,000           (4)

Earl A. Wearsch.............................     1,000          80,000          81,000          1.0%

Rolf J. Gemmersdorfer.......................         0          24,000          24,000           (4)

Richard A. DeCoste..........................     4,000          55,000          59,000           (4)

All directors and executive officers as a
group, including the named persons (10
persons)....................................   232,750       1,053,800       1,286,550         14.5%

----------
(1) Unless otherwise indicated, each person included in the table has sole investment power and sole voting power with respect to the securities beneficially owned. The address of each director and officer listed is 1 Mill Street, Fort Edward, New York 12828.

(2) The amounts shown reflect shares of Common Stock underlying stock options, convertible notes or warrants which are exercisable within 60 days. The amounts shown do not reflect a total of 360,000 shares of Common Stock underlying options granted, effective as of May 1, 1999, by the Board of Directors under the Decora Industries, Inc. 1999 Stock Option Plan to the following persons: Ronald Artzer (25,000); Roger Grafftey-Smith (25,000); Gabriel Thomas (25,000); Stephen Verchick (25,000); Nathan Hevrony (150,000); Timothy Burditt (55,000) and Earl Wearsch (55,000). These options are not included in the beneficial ownership table because their grant is contingent upon approval of the Decora Industries, Inc. 1999 Stock Option Plan by the Company's stockholders.

(3) Mr. Johnson disclaims beneficial interest in 27,000 shares which are held by trusts for which he is a trustee.

(4) Each of these persons owns less than 1% of the outstanding Common Stock of the Company.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Mr. Hevrony. The current employment agreement is in effect until May 31, 2000. The agreement provides for payment of an annual salary of $375,000 (subject to periodic increase at the discretion of the Compensation Committee) plus performance bonuses. Mr. Hevrony's salary was adjusted by the Compensation Committee to its current level in January 1999 after considering the evaluation of Buck Consultants, an international compensation consulting firm engaged to review the Company's compensation programs.

     Performance bonuses include awards made under the Company's Acquisition Incentive Plan. The Company's Acquisition Incentive Plan was established by the Compensation Committee early in fiscal 1998 in order to further the Company's objective of building shareholder value through key acquisitions by rewarding participants for their role in completing such acquisitions. In implementing the plan, the Company sought to provide an incentive to senior management to pursue acquisition opportunities which would transform the Company from a contract manufacturer to a company with its own sales, marketing and distribution system, and thus a greater ability to control brand identity and potential business opportunities. The Acquisition Incentive Plan includes Mr. Hevrony and other key officers named below and has been reviewed on behalf of the Compensation Committee by Buck Consultants. Officers covered under the plan were entitled to payment of a bonus based on the ratio of the acquired company's earnings before interest, taxes, depreciation and amortization (EBITDA) to the Company's EBITDA for the 1998 fiscal year, multiplied by a designated percentage of the participant's base salary. The application of these criteria resulted in a bonus to Mr. Hevrony of $391,625 during the 1999 fiscal year in connection with his role in negotiating, structuring and obtaining financing (through a $112.75 million bond offering) for the Company's acquisition in April 1998 of the Decorative Coverings Group of Rubbermaid Incorporated (the "Rubbermaid Acquisition"). The Rubbermaid Acquisition completed the transformation of the Company from a contract manufacturer of products for others to its current position as one of the world's largest vertically integrated manufacturers and marketers of branded consumer self-adhesive products. Going forward, the Compensation Committee has decided to replace the Acquisition Incentive Plan with the Executive Incentive Plan, as described below.

     In October 1998, the Compensation Committee adopted an Executive Incentive Plan to award bonuses calculated with respect to the Company's financial performance to key executive officers, including Mr. Hevrony and the officers named below. These officers are eligible to receive awards pursuant to the terms of the Executive Incentive Plan if the Company meets objectives for EBITDA and operating profit which are set annually by the Compensation Committee. Based on the Company's achievement of objectives for the fiscal year ended March 31, 1999, Mr. Hevrony was awarded an incentive bonus of $340,500 in August 1999 pursuant to the terms of this plan which was paid in fiscal 2000.

     The Company has an employment agreement with Mr. Burditt, its Executive Vice President, Administration and Business Development, until June 30, 2001. The agreement was amended in January 1999 to provide minimum annual compensation in the amount of $210,000. In August 1999, Mr. Burditt was awarded a bonus of $143,010 pursuant to the terms of the Company's Executive Incentive Plan, based on the Company's achievement of financial objectives for the fiscal year ended March 31, 1999. This bonus was paid to Mr. Burditt in fiscal 2000. During fiscal year 1999, Mr. Burditt was awarded a bonus of $247,925 pursuant to the terms of the Company's Acquisition Incentive Plan for his role in the Rubbermaid Acquisition. Upon termination without cause, Mr. Burditt is entitled to receive any earned but unpaid bonuses on a pro-rata basis, plus compensation for the greater of twelve months from the date of termination or the remainder of the term.

     The Company has a three-year employment agreement with Mr. DeCoste, Decora's Director of Operations, until May 30, 2000 which provides for annual compensation of $140,000. Upon termination without cause, Mr. DeCoste is entitled to receive compensation for the lesser of twelve months or to the end of the term. As part of his employment agreement, Mr. DeCoste was granted an option to purchase 20,000 shares of the Company's Common Stock at $5.00 per share. All of such options are currently vested.

     As of January 8, 1998, Decora entered into a three-year employment agreement with Mr. Wearsch, its President and General Manager. The agreement was amended in January 1999 to provide minimum annual compensation in the amount of $210,000. During fiscal year 1999, Mr. Wearsch was awarded a bonus of $54,000 pursuant to the terms of the Acquisition Incentive Plan for his role in the Rubbermaid Acquisition. In August 1999, Mr. Wearsch was awarded a bonus of $25,197 pursuant to the terms of the Company's Executive Incentive Plan, based on the Company's achievement of financial objectives for the fiscal year ended March 31, 1999. This bonus was paid to Mr. Wearsch in fiscal 2000. The Company also awarded to Mr. Wearsch in August 1999 a special bonus in the amount of $66,600 for his performance in connection with the transition of manufacturing operations and sales, distribution and information systems after the Rubbermaid Acquisition. As part of his employment agreement, Mr. Wearsch was awarded an option to purchase 60,000 shares of the Company's Common Stock at $4.75 per share. Upon termination without cause, Mr. Wearsch is entitled to receive compensation for twelve months from the date of termination. Upon the occurrence of certain "change of control" events, Mr. Wearsch shall be entitled to resign his position and receive compensation for twelve months following the resignation.

     Hornschuch has a five year employment agreement with Mr. Gemmersdorfer which expires in July 2003. Pursuant to the agreement, Mr. Gemmersdorfer is the Chairman of Hornschuch's Management Board. The agreement provides for annual base compensation of DM 500,000 plus an annual bonus of up to DM 200,000 in 1999 and DM 250,000 in years 2000 through 2003. The actual amount of the bonus in any year depends on the achievement of certain enumerated financial targets. In the event that such financial targets are exceeded in any year, Mr. Gemmersdorfer will be entitled to receive for such year, in addition to the bonus described above, an additional bonus based on a formula, although the total combined bonus payments in any year shall not exceed the base compensation payable in such year. In case of premature termination of the employment agreement during the first three years, Mr. Gemmersdorfer will be entitled to remuneration in the maximum amount of two times his annual salary.

EXECUTIVE COMPENSATION

     The tables and discussion below set forth information about the compensation awarded to, earned by or paid to the Company's Chief Executive Officer and its four other most highly compensated executive officers during the fiscal years ended March 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION            LONG-TERM
                                          FISCAL   ---------------------      COMPENSATION SHARES
NAME AND PRINCIPAL POSITION                YEAR      SALARY       BONUS       UNDERLYING OPTIONS(1)
---------------------------               ------   ---------     --------     ---------------------
Nathan Hevrony...........................  1999     $326,423     $391,625                  --
    Chairman and Chief Executive Officer   1998     $217,644(2)  $400,000             300,000
                                           1997     $185,000(2)        --                  --
Timothy N. Burditt.......................  1999     $190,865     $247,925                  --
    Executive Vice President,              1998     $141,592     $275,000              60,000
    Administration and Business            1997     $120,000     $ 15,000                  --
    Development
Earl A. Wearsch..........................  1999     $179,962     $ 54,000                  --
    Executive Vice President and           1998     $ 37,269           --             120,000
    President and General Manager          1997           --           --                  --
    of Decora
Rolf J. Gemmersdorfer....................  1999     $191,504           --              120,000(3)
    Executive Vice President and           1998           --           --                  --
    Chairman of Hornschuch Management      1997           --           --                  --
    Board
Richard A. DeCoste.......................  1999     $140,000     $  6,000                  --
    Executive Vice President               1998     $140,000           --              50,000
    Director of Operations of Decora       1997     $125,000     $  5,000                  --

----------

(1) The option share totals reflect the one-for-five reverse stock split which was effective December 29, 1997.

(2) The Company also paid the premium of $17,665 for term life insurance for the benefit of Mr. Hevrony.

(3) Of these options, 12,000 vested immediately upon grant, 48,000 will vest over a period of four years (12,000 per year), and the remaining 60,000 will vest upon the achievement of certain performance objectives over the course of four years.

                OPTION GRANTS IN FISCAL YEAR ENDED MARCH 31, 1999

                             INDIVIDUAL GRANTS                                                   POTENTIAL
--------------------------------------------------------------------------------------       REALIZABLE VALUE AT
                                                  % OF TOTAL                                 ASSUMED ANNUAL RATES
                                NUMBER OF          OPTIONS                                      OF STOCK PRICE
                                  SHARES          GRANTED TO                                   APPRECIATION FOR
                                UNDERLYING        EMPLOYEES                                       OPTION TERM
                                 OPTIONS        IN THE FISCAL   EXERCISE    EXPIRATION      ----------------------
NAME                             GRANTED            YEAR          PRICE        DATE             5%           10%
----                            ----------      -------------   --------    ----------      ----------------------
Rolf J. Gemmersdorfer            120,000(1)          30.8%       $8.00       7/31/2003      $201,677      $501,172

----------
(1) The options will vest as follows: 12,000 vested immediately on the date of grant, 48,000 will vest over a period of four years (12,000 per year) and the remaining 60,000 will vest upon achievement of certain performance criteria over the course of four years.


                AGGREGATED MARCH 31, 1999 YEAR END OPTION VALUES

                                                                                 VALUE OF UNEXERCISED
                                  NUMBER OF SHARES UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                     OPTIONS AT FISCAL YEAR END(1)               AT FISCAL YEAR END(2)
                                 ----------------------------------------    -----------------------------
             NAME                   EXERCISABLE           UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
             ----                -----------------      -----------------    -----------     -------------
Nathan Hevrony.....................     430,000             100,000           $335,000           $100,000
Timothy N. Burditt.................      65,000              20,000            $45,000            $20,000
Earl A. Wearsch....................      80,000              40,000            $90,000            $45,000
Richard A. DeCoste.................      55,000              10,000            $40,000             $5,000
Rolf J. Gemmersdorfer..............      12,000             108,000                 $0                 $0

----------

(1) Option share totals reflect the one-for-five reverse stock split which was effective December 29, 1997.

(2) Value of unexercised in-the-money options was calculated using the closing sales price for the Company's Common Stock on March 31, 1999.

     During the year ended March 31, 1999, none of the executive officers exercised any outstanding stock options. The only unexercised options held by such executive officers as of March 31, 1999 are shown in the table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the Company's fiscal year ended March 31, 1999, all decisions concerning executive officer compensation were made by the Compensation Committee of the Board of Directors. The members of the Compensation Committee were Ronald A. Artzer (Chairman), Gabriel B. Thomas, Roger Grafftey-Smith and Stephen H. Verchick, all of whom are non-employee directors. See "Directors and Executive Officers."

COMMITTEE REPORT TO STOCKHOLDERS REGARDING EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation:(1)

     The Compensation Committee believes that compensation to the Company's executive officers should be designed to encourage and reward management's efforts to further strengthen the Company's business and to create added value for stockholders. Such a compensation program helps to achieve the Company's business and financial objectives and also provides incentives needed to attract and retain well-qualified executives. The Company operates in a competitive marketplace and needs to attract and retain highly qualified senior management and executive personnel in order to assist the Company in its goals of developing new products, business and technologies. To this end, the Company has developed a compensation program with three primary components: base salary, annual incentives and long-term incentives. The Compensation Committee has considered the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation. The Compensation Committee has engaged the services of Buck Consultants, an international compensation consulting firm, in order to ensure that the compensation paid to the Company's executive officers is competitive with companies of equivalent size, geographical scope and technological complexity.

     Base Salary. The base salary levels of the Company's executive officers are established by the Compensation Committee so as to be competitive with the salaries of executives of other public companies of the same size and/or industry who perform similar or comparable functions, in order to ensure the continued services of such key individuals. Where applicable, the Compensation Committee may also consider the particular past performance of such person, which may be based either upon specific performance measures or upon more subjective criteria, and it may also take the Company's overall financial position and the general economic climate into consideration in establishing levels of compensation. Except in the case of long-term employment agreements which have pre-set salary levels, the Compensation Committee annually reviews executive base salaries and may make changes based upon either an increase in the individual's contributions to the Company or an increase in the median base salaries of executives of similarly situated companies within the Company's industry.

     The Company has entered into employment agreements with certain of its executive officers, including Nathan Hevrony (Chief Executive Officer), Timothy
N. Burditt (Executive Vice President, Administration and Business Development), Richard DeCoste (Executive Vice President), Rolf J. Gemmersdorfer (Executive Vice President), and Earl Wearsch (Executive Vice President). Entering into such agreements is done to formalize long-term relationships with those persons whose continued involvement with the Company is key to its success.

     The Company entered into an employment agreement as of June 1, 1997 with Mr. Hevrony which expires May 31, 2000. The agreement originally provided for payment of a $197,500 annual salary (which may be increased periodically at the discretion of the Compensation Committee) plus performance bonuses and incentive bonuses pursuant to the terms of the Acquisition Incentive Plan, as described below under the caption entitled "Annual Incentives." In January 1999, after considering the evaluation of Buck Consultants, the Compensation Committee increased Mr. Hevrony's annual salary to $375,000. When entering into the agreement, the Compensation Committee reviewed the Company's prior and current earnings and considered

----------
(1) This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

Mr. Hevrony's efforts to restructure the Company's debt and other operations, as well as his success in developing new technologies. When increasing Mr. Hevrony's salary, the Compensation Committee also considered the significantly increased responsibilities that Mr. Hevrony was required to undertake in managing the much larger, more complex and more international business operations of the Company following the acquisition of Hornschuch and Rubbermaid's Decorative Coverings Group. Although no specific weight or value was given to these factors, the Compensation Committee compared Mr. Hevrony's salary with those of other executives of similarly sized companies and believes that each of the salary levels established under his employment agreement was appropriate.

     Annual Incentives. The Compensation Committee believes that annual incentives should be offered to executives which are directly related to improvements in Company performance which yield increased value for stockholders. The Compensation Committee may award annual incentives in the form of cash performance bonuses, the amount of which may be determined in accordance with predetermined threshold levels relating to some or all of the following: increased revenue related to certain products or technologies, increased profits, earnings per share or upon other specific performance criteria to be established by the Compensation Committee. Such bonuses may be related to the Company's overall levels of performance or to areas related to the specific individual's duties and efforts.

     For fiscal 1999, incentive programs were used to reward executives for performance in connection with acquisitions (the Acquisition Incentive Plan) and financial results (the Executive Incentive Plan). Early in fiscal 1998, the Compensation Committee established an Acquisition Incentive Plan to focus on the Company's objective of building shareholder value through key acquisitions and to reward participants for their role in completing such acquisitions. The Acquisition Incentive Plan provided for payment of a bonus based on the ratio of the acquired company's earnings before interest, taxes, depreciation and amortization (EBITDA) to the Company's EBITDA for the 1998 fiscal year, multiplied by a designated percentage of the participant's base salary. The application of these criteria resulted in a bonus to Mr. Hevrony of $391,625 during the 1999 fiscal year in connection with the completion of the Rubbermaid Acquisition. Buck Consultants has reviewed both the terms of the Acquisition Incentive Plan and the award issued thereunder to Mr. Hevrony in connection with the Rubbermaid Acquisition and has advised the Compensation Committee that such award was reasonable. Going forward, the Compensation Committee has decided to replace the Acquisition Incentive Plan with the Executive Incentive Plan, as described below.

     In October 1998, the Compensation Committee adopted an Executive Incentive Plan to award bonuses to key executive officers, including Mr. Hevrony, with respect to the Company's financial performance. Officers are eligible to receive awards pursuant to the terms of the Executive Incentive Plan if the Company meets objectives for EBITDA and operating profit which are set annually by the Compensation Committee. Based on the Company's achievement of such objectives for the fiscal year ended March 31, 1999, Mr. Hevrony was awarded a bonus of $340,500 pursuant to the terms of the Executive Incentive Plan in August 1999 which was paid in fiscal 2000.

     Long-Term Incentives. Long-term incentives are provided to executives primarily through grants of stock options. This form of compensation is intended to help retain executives and motivate them to improve the Company's long-term performance and hence long-term stock market performance. Conditional stock options have been granted in the past and may be granted in the future to certain employees which vest only upon the Company or its subsidiaries achieving certain performance levels. In June 1999, the Board of Directors adopted the Decora Industries, Inc. 1999 Stock Option Plan and granted thereunder, effective May 1, 1999, a total of 360,000 options to executive officers and directors of the Company, including 150,000 options granted to Mr. Hevrony at an exercise price of $6.50 per share. The grant of these options is contingent upon approval of the Decora Industries, Inc. 1999 Stock Option Plan by the Company's stockholders. Mr. Hevrony's options shall vest immediately upon stockholder approval. The exercise price of stock options granted pursuant to the terms of the Decora Industries, Inc. 1999 Stock Option Plan must equal or exceed the market value of the Company's Common Stock at the time of the grant. Options may vest immediately upon grant or over a period of time. Options granted pursuant to the terms of the Decora Industries, Inc. 1999 Stock Option Plan are exercisable for a maximum period of ten years, although the Company has granted options outside the Plan with different vesting periods. Buck Consultants has reviewed the grant of options under the Decora Industries, Inc. 1999 Stock Option Plan to Mr. Hevrony and the other directors and has advised the Compensation Committee that such grant was reasonable.

     During fiscal 1999, the Compensation Committee reviewed the compensation of the Company's executive officers, based upon the recommendation of its Chief Executive Officer, Nathan Hevrony, giving particular attention to base salary, cash bonuses and the grant of stock options. Such compensation will be matched with the executives' performance in determining future compensation arrangements.

                              COMPENSATION COMMITTEE
                              Ronald A. Artzer, Chairman    Gabriel B. Thomas
                              Roger Grafftey-Smith          Stephen H. Verchick


STOCK PRICE PERFORMANCE

     The stock price performance graph below compares cumulative total return of the Company's Common Stock against the cumulative total return of the Standard and Poor's 500 Index and the Standard & Poor's Household Products Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on March 31, 1994 and that all dividends were reinvested. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts.

                           TOTAL SHAREHOLDER RETURNS


                                 BASE                       YEARS ENDING
                                PERIOD    ----------------------------------------------
COMPANY/INDEX                    MAR94    MAR 95    MAR 96    MAR 97    MAR 98    MAR 99
-------------                   ------    ------   ------    ------    -------   -------
DECORA INDS INC                    100     97.24    97.24     69.42     101.10    115.56
S&P 500 INDEX                      100    115.57   152.67    182.93     270.74    320.72
HOUSEHOLD PDS (NON-DURA)--500      100    126.90   164.98    224.96     318.13    355.01

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On June 8, 1999, the Board of Directors of the Company approved, subject to the approval of the Company's stockholders at the Annual Meeting, the Decora Industries, Inc. 1999 Stock Option Plan (the "Plan"). The Plan reserves for grant and issuance to employees, directors and consultants 1,000,000 shares of the Company's Common Stock. Simultaneously with its approval of the Plan, the Board of Directors approved the issuance under the Plan, effective May 1, 1999, of options to directors and executive officers as follows: Ronald Artzer (25,000); Roger Grafftey-Smith (25,000); Gabriel Thomas (25,000); Stephen Verchick (25,000); Nathan Hevrony (150,000); Timothy Burditt(55,000) and Earl Wearsch (55,000).

    On August 1, 1998, the Board of Directors granted to Rolf J. Gemmersdorfer
(i) an option to purchase 60,000 shares of Common Stock at an exercise price of $8.00 per share, with 12,000 options immediately vesting and 12,000 options to vest on August 1 of each of the next four years, and (ii) an option to purchase up to an additional 60,000 shares of Common Stock at an exercise price of $8.00 per share depending on achievement of certain performance targets in 1999 through 2002. All such options granted have an exercise price which was either equal to or greater than the market price of the Company's Common Stock on the date of grant. All such options are exercisable until the first to occur of July 31, 2003 or the third anniversary of such vesting.

    On April 29, 1998, as part of a refinancing associated with the Rubbermaid Acquisition, the Company paid off in full an $18,000,000 subordinated loan to Textron. In connection with that loan, Textron was issued warrants in October 1997 which upon exercise enabled it to purchase up to 1,818,447, or approximately 19.7%, of the outstanding Common Stock of the Company. In August 1999, the Company and Textron entered into an agreement pursuant to which these warrants were exchanged for 400,000 shares of the Company's Common Stock and a cash payment of $750,000.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1


                                   PROPOSAL 2
                       APPROVAL OF 1999 STOCK OPTION PLAN


    On June 8, 1999, the Board of Directors of the Company unanimously adopted a resolution recommending to the stockholders the adoption of the Decora Industries, Inc. 1999 Stock Option Plan (the "Plan").

    Simultaneously with the adoption of the Plan, the Board of Directors approved the issuance under the Plan, effective May 1, 1999, of options to purchase the Company's Common Stock to directors and executive officers as set forth in the table below. All of the options described in the table shall vest immediately upon stockholder approval and shall expire within five years. The closing price of the Company's Common Stock on The Nasdaq Stock Market as of September 9, 1999 was $4.5625 per share.

                             DECORA INDUSTRIES, INC.
                             1999 STOCK OPTION PLAN
                              OPTION GRANT SUMMARY


                                                                                    OPTIONS      EXERCISE
      NAME                                 POSITION                                 GRANTED       PRICE
      ----                                 --------                                 -------       -----
Nathan Hevrony                       Director, Chairman and Chief Executive         150,000        $6.50
                                     Officer

Timothy N. Burditt                   Executive Vice President Administration and     55,000        $6.50
                                     Business Development

Earl A. Wearsch                      Executive Vice President and President and      55,000        $6.50
                                     General Manager of Decora

Ronald A. Artzer                     Director                                        25,000        $6.50

Roger Grafftey-Smith                 Director                                        25,000        $6.50

Gabriel B. Thomas                    Director                                        25,000        $6.50

Stephen H. Verchick                  Director                                        25,000        $6.50

All Current Executive                                                               260,000        $6.50
Officers as a Group

Each Nominee for                                                                    250,000        $6.50
Director

All current directors who                                                           100,000        $6.50
are not executive officers
as a group

All employees as a group                                                             45,000        $6.50
(not including executive
officers and directors)


    Below is a summary of the principal provisions of the Plan. The summary is not necessarily complete, and reference is made to the full text of the Plan, as amended, attached as an Appendix to this Proxy Statement.

    Description of the Plan. The following summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is attached hereto as Appendix A. Capitalized terms used, but not defined herein, shall have the same meaning as set forth in the Plan.

    General. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its subsidiaries and affiliates, by offering them an opportunity to participate in the Company's future performance through awards of options. Under the Plan, stock options ("Plan Options") may be granted to certain directors, officers, employees, consultants, independent contractors and advisers of the Company or its subsidiaries or affiliates. By encouraging stock ownership, the Company seeks to attract, retain and motivate such persons and to encourage such employees and persons to devote their best efforts to the business and financial success of the

Company. The Company also believes that stock incentive programs, such as the Plan, are commonly employed by companies as an important element of a total compensation program. It is intended that the Plan will comply with the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and Rule 16b-3 promulgated thereunder. The Company believes that compliance with these rules is beneficial to recipients of Plan Options because of the favorable treatment of such options under the "short-swing" profit rules of Section 16 of the 1934 Act.

    Subject to adjustment in certain circumstances as discussed below, the Plan authorizes up to 1,000,000 shares of Common Stock for issuance pursuant to Plan Options granted under the terms of the Plan. If and to the extent Plan Options expire or are terminated for any reason without being exercised, the shares of Common Stock subject to such Plan Options again will be available for purposes of the Plan.

    Administration of the Plan. The Plan will be administered by a committee of the Board ("the Committee") or the Board acting as the Committee. The Committee will have the sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan. While the Committee will have full power to implement and carry out the Plan, grants of Plan Options to directors must be carried out in accordance with the terms of the Plan, as discussed below. All determinations of the Committee will be conclusive. All expenses of administering the Plan will be borne by the Company.

    Grants. Grants under the Plan may consist of: (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs"), or (iii) a combination thereof.

    United States Federal Income Tax Information. The following is a brief summary of the U.S. federal income tax consequences of transactions under the Plan based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all participants to consult their own tax advisor concerning the tax implications of option grants and exercises and the disposition of stock acquired upon such exercises, under the Plan.

    Options granted under the Plan may be either an ISO, which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or a NQSO, which will not qualify. If an option granted under the Plan is an ISO, the participant will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise, except to the extent that such exercise causes the participant to incur alternative minimum tax. (See discussion below.) The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of an ISO and one year after its exercise by the participant, any gain will be treated as a long-term capital gain. If both of these holding periods are not satisfied, the participant will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock on the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the participant. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20% whereas the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

    All other options which do not qualify as an ISO are referred to as a NQSO. A participant will not recognize any taxable income at the time he or she is granted a NQSO. However, upon its exercise, the participant will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the participant files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by a participant who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the participant or out of the participant's current earnings. Upon the sale of such shares by the participant, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment depending on whether the shares have been held for more than one year from date of exercise.

    Alternative Minimum Tax. The exercise of an ISO may subject the participant to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers).

    Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

    In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the participant pursuant to exercise of a NQSO. As a result, the participant recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option exercise price. Because the alternative minimum tax calculation may be complex, participants should consult their own tax advisors prior to exercising an ISO.

    If a participant pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

    The foregoing does not purport to be a complete summary of the effect of federal income taxation upon holders of options or upon the Company and does not address the federal income tax consequences to taxpayers with special tax status. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a participant may reside, and does not discuss estate, gift or other tax consequences other than income tax consequences.

    Eligibility. Employees, officers, consultants, independent contractors, advisers and certain directors of the Company and its subsidiaries and affiliates will be eligible to receive NQSOs under the Plan. Employees are also eligible to receive ISOs under the Plan. Directors who are not employees of the Company will be entitled to receive only NQSOs under the Plan.

    Options to Non-Director Participants. The Plan permits the Committee to grant Plan Options either as ISOs or as NQSOs, and allows the Committee to establish, as to any participant, the number of Plan Options, exercise price, exercise term (subject to a maximum of five years for grants of an ISO to a ten percent stockholder, and ten years for all other Plan Options), and other terms and conditions. Subject to the foregoing, the option exercise price for each share covered by a Plan Option may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of such Plan Option; and in the case of an ISO granted to a ten percent stockholder, the exercise price will be no less than 110% of the fair market value of the Common Stock on the date of grant. The recipient may pay the exercise price by (i) cash, (ii) cancellation of indebtedness of the Company to the participant, (iii) surrender of shares of the Company's Common Stock that have been owned by the participant for more than six months and have been paid for within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, or were obtained by the Participant in the public market and are clear of all liens, claims, encumbrances and security interests; (iv) waiver of compensation due to the Participant for services rendered; (v) provided a public market exists for the Company's stock, through a same day sale of the shares acquired upon exercise of a Plan Option, or through a "margin" commitment from the Participant, in each case, subject to applicable securities laws; and (vi) any combination of the foregoing. Notwithstanding the foregoing, directors who are not employees of the Company may pay the exercise price for Plan Options only by (i) cash, (ii) cancellation of indebtedness of the Company to such director, or a combination of the foregoing.

    Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time; provided, however, that the Board may not, without the approval of stockholders, amend the Plan in any manner that requires such stockholder approval pursuant to the Code as such provisions apply to ISOs or pursuant to the 1934 Act or Rule 16b-3 thereunder, and the terms and conditions of any awards to directors shall not be amended more than once every six months, other than to comply with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). According to its terms, the Plan will terminate ten years from the effective date.

    Adjustment Provisions. In the event of a stock split, stock dividend, combination or exchange of shares, merger, consolidation, reorganization, recapitalization or similar transaction, an appropriate adjustment shall be made to the number of shares of Common Stock (and the exercise price per share) subject to the unexercised portion of any outstanding Plan Option; provided, however, that in the event of a merger, consolidation, liquidation or sale of the Company in a transaction in which the Company is not to be the surviving entity, the Board has the right to accelerate vesting of all options so that they become exercisable within the 30-day period preceding the merger, consolidation, liquidation or sale.

    The following resolution will be offered at the Annual Meeting:

         RESOLVED, that the Decora Industries, Inc. 1999 Stock Option Plan in the form attached hereto as Appendix A be adopted by the Company.

    The affirmative vote of the holders of a majority of shares of Common Stock entitled to vote at the Annual Meeting is required to approve the Plan.

                       THE BOARD OF DIRECTORS UNANIMOUSLY
                       RECOMMENDS A VOTE "FOR" PROPOSAL 2

                                   PROPOSAL 3
                        APPROVAL OF INDEPENDENT AUDITORS


    The Board of Directors is recommending the ratification of its selection of PricewaterhouseCoopers LLP as the Company's independent certified public accountants to audit the financial statements of the Company for the fiscal year ended March 31, 2000. Although ratification of the choice of auditors is not legally required, the Board believes such ratification to be in the best interests of the Company. In the event such approval of stockholders is not received, the Board will select another firm to audit the Company's financial statements. PricewaterhouseCoopers LLP has advised the Company that neither it nor any of its partners has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors. A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the Annual Meeting and will be given the opportunity to make a statement if desired.

    The following resolution will be offered at the Annual Meeting:

    RESOLVED, that PricewaterhouseCoopers LLP be and hereby is appointed as the independent certified public accountants of the Company for fiscal year 2000.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3

                                  OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the Proxy holders named in the Proxy accompanying this statement will have discretionary authority to vote all Proxies in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

    Any stockholder who wishes to present resolutions to be included in the Proxy Statement for the Company's next Annual Meeting (for the fiscal year ending March 31, 2000) must file such resolutions with the Company not later than May 14, 2000.

                             ADDITIONAL INFORMATION

    This Proxy Statement is accompanied by the Company's Annual Report for the fiscal year ended March 31, 1999 and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999. The Securities and Exchange Commission (the "Commission") maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Annual Report on Form 10-K and exhibits thereto will be made available to stockholders at no charge upon their written request to the Company, Attention: Ms. Nancy Gallipeo, 1 Mill Street, Fort Edward, New York 12828.

Fort Edward, New York        By Order of the Board of Directors
September 15, 1999

                                                                      APPENDIX A

                             DECORA INDUSTRIES, INC.
                             1999 STOCK OPTION PLAN

        1.      PURPOSE

                The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company's future performance through awards of Options.

                Capitalized terms not defined in the text are defined in Section 20.

        2.      SHARES SUBJECT TO THE PLAN

                2.1 NUMBER OF SHARES AVAILABLE. Subject to Sections 2.2 and 14, the total number of Shares reserved and available for grant and issuance pursuant to the Plan shall be One Million (1,000,000) Shares, provided however, that the maximum number of Shares that may be issued under the Plan to each Participant who is subject to Section 162(m) of the Code shall be limited to Five Hundred Thousand (500,000) Shares. Subject to Sections 2.2 and 14, Shares reserved for issuance pursuant to Options granted under this Plan shall again be available for grant and issuance, in connection with future Options under the Plan, that: (a) are subject to issuance upon exercise of an Option, but cease to be subject to such Option for any reason other than exercise of such Option, or
(b) are subject to an Option that otherwise terminates without such Shares being issued and for which the participant did not receive any benefits of ownership.

                2.2 ADJUSTMENT OF SHARES. In the event that the number of outstanding shares of the Company's Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then: (a) the number of Shares reserved for issuance under the Plan, and (b) the Exercise Prices of and number of Shares subject to outstanding Options, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share shall not be issued, but shall either be paid in cash at Fair Market Value or shall be rounded up to the nearest Share, as determined by the Committee; and provided, further, that the Exercise Price of any Option may not be decreased to below the par value of the Shares.

        3.      ELIGIBILITY

                3.1 ELIGIBILITY OF EMPLOYEES, CONSULTANTS AND INDEPENDENT CONTRACTORS. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees ) of the Company or of a Subsidiary of the Company. NQSOs may be granted to employees, officers, directors, consultants, independent contractors and advisers of the Company or any Subsidiary or Affiliate of the Company; provided, however, that such consultants, contractors and advisers render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted both ISOs and NQSOs under the Plan.

        4.      ADMINISTRATION.

                4.1 COMMITTEE AUTHORITY. The Plan shall be administered by the Committee or the Board acting as the Committee. Subject to the purposes, terms and conditions of the Plan, and to the direction of the Board, the Committee shall have full power to implement and carry out the Plan. The Committee shall have the authority to:

                        (a) construe and interpret the Plan, any Option Agreement and any other agreement or document executed pursuant to the Plan;

                        (b) prescribe, amend and rescind rules and regulations relating to the Plan;

                        (c)     select persons to receive Options;

                        (d)     determine the form and terms of Options;

                        (e) determine the number of Shares or other consideration subject to Options;

                        (f) determine whether Options will be granted singly, in combination or in tandem with, in replacement of, or as alternatives to, other Options under the Plan or any other incentive or compensation plan of the Company or any Subsidiary or Affiliate of the Company;

                        (g)     grant waivers of Plan or Option conditions;

                        (h) determine the vesting, exercisability and payment of Options and to accelerate the vesting and/or exercisability of Options, as provided herein;

                        (i) correct, any defect, supply any omission, or reconcile any inconsistency in the Plan, any Option or any Option Agreement;

                        (j)     determine whether an Option has been earned; and

                        (k) make all other determinations necessary or advisable for the administration of the Plan.

                4.2 COMMITTEE DISCRETION. Any determination permitted to be made by the Committee under the Plan with respect to any Option shall be made in its sole discretion at the time of grant of the Option or, unless in contravention of any express term of the Plan or Option, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Option under the Plan.

                4.3 COMPOSITION OF COMMITTEE. The Committee shall be comprised of either (i) at least two members of the Board, all of whom are both Outside Directors and Nonemployee Directors; or (ii) the Board acting as the Committee. It is the intent of the Company that the Plan and Options hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be Insiders, satisfies the applicable requirements of Rule 16b-3 (or its successor) of the Exchange Act. If any provision of the Plan or of any

Option would otherwise conflict with the intent expressed in this Section 4.3, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

        5.      GRANT AND EXERCISE OF OPTIONS

                5.1 GRANT OF OPTIONS. Except as otherwise limited herein, the Committee may grant Options to eligible persons pursuant to this Section 5.1 and shall determine whether such Options shall be Incentive Stock Options within the meaning of the Code ("ISOs") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

                        5.1.1 FORM OF OPTION GRANT. Each Option granted shall be evidenced by an Option Agreement, which shall expressly identify the Option as an ISO or NQSO ("Stock Option Agreement"), and be in such form and contain such provisions (which need not be the same for each Participant receiving an Option) as the Committee shall from time to time approve, and which shall comply with and be subject to the terms and conditions of the Plan. The Committee may in its discretion include in any NQSO granted under the Plan a condition that the Participant shall agree to remain in the employ of, and to render services to, the Company or any of its Subsidiaries for a period of time (specified in the agreement) following the date the NQSO is granted.

                        5.1.2 DATE OF GRANT. The date of grant of an Option shall be the date on which the Committee makes the determination to grant such Option. The Stock Option Agreement and a copy of the Plan will be delivered to the Participant within a reasonable time after the granting of such Option.

                        5.1.3 EXERCISE PERIOD. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement; provided, however:

                        (a) no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted;

                        (b) no ISO granted to a person who directly or by attribution owns more than Ten Percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary of the Company ("Ten Percent Stockholder") shall be exercisable after the expiration of five (5) years from the date the Option is granted.

                        5.1.4 EXERCISE PRICE. The Exercise Price shall be determined by the Committee when an Option is granted and may be not less than the greater of (i) 100% of the Fair Market Value of the Shares on the date of grant, or (ii) the par value of the Shares; provided, however, that the Exercise Price of any ISO granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 6 of the Plan.

                        5.1.5 METHOD OF EXERCISE. Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant receiving an Option pursuant to the Plan), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding Participant's investment intent, access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

                        5.1.6 TERMINATION. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option shall always be subject to the following:

                        (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options, only to the extent that such Options would have been exercisable upon the Termination Date, no later than ninety (90) days after the Termination Date, but in any event, no later than the expiration date of the Options.

                        (b) If the Participant is terminated because of death or Disability, then the Participant's Options which are ISO=s may be exercised, only to the extent that such Options would have been exercisable by Participant on the Termination Date, and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than one hundred eighty (180) days after the Termination Date, but in any event no later than the expiration date of the Options.

                        5.1.7 LIMITATIONS ON EXERCISE. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

                        5.1.8 LIMITATIONS ON ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Affiliate or Subsidiary of the Company) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in such calendar year shall be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year shall be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of the Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated herein and shall apply to any Options granted after the effective date of such amendment.

                        5.1.9 MODIFICATION, EXTENSION OR RENEWAL. The Committee may modify, extend or renew outstanding Options, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted, and provided further, that the Committee may not reduce the Exercise Price of outstanding Options. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code.

                        5.1.10 NO DISQUALIFICATION. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

        5.2     ACCELERATED VESTING.

                5.2.1 Notwithstanding Sections 5.1.3(b), the Committee shall have the authority to accelerate the exercisability of Options granted pursuant to the terms of this Plan, provided however, that the acceleration of exercisability shall be conditioned upon inclusion in the Option agreements with Participants of such provisions and restrictions as are necessary to permit stock issued upon exercise of such Options to continue to qualify for the exception from Section 16(b) of the Securities Act as is provided under Rule 16(b)(3)(a),(b) and (c).

                5.2.2 Notwithstanding anything herein to the contrary, if a Change in Control of the Company occurs or if the Committee determines in its sole discretion that an Acceleration Event has occurred, then all Options shall become fully exercisable as of the date such Change in Control occurred or the Committee determines that an Acceleration Event has occurred, provided however, that the acceleration of exercisability shall be subject to the imposition of such restrictions on transferability of shares of Common Stock subject to such Options, as are necessary to permit stock issued upon exercise of such Options to continue to qualify for the exception from Section 16(b) of the Securities Act as is provided under Rule 16(b)(3)(a),(b) and (c).

        6.      PAYMENT FOR SHARE PURCHASES

                6.1 PAYMENT. Payment for Shares purchased pursuant to the Plan may be made in cash (by check or equivalent) or, where expressly approved by the Committee and permitted by law by:

                        (a) by cancellation of indebtedness of the Company to the Participant;

                        (b) by surrender of shares of the Company's Common Stock that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of Rule 144 of the Securities Act; or were obtained by Participant in the public market; and, (2) are clear of all liens, claims, encumbrances or security interests;

                        (c) by waiver of compensation due or accrued to Participant for services rendered;

                        (d) provided that a public market for the Company's stock exists and subject to the ability of the Participant to sell Shares in compliance with applicable securities laws:

                                (i)     through a "same day sale" commitment
                        from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased in order to pay the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

                                (ii) through a "margin" commitment from the Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

               (e)    by any combination of the foregoing.

                Notwithstanding the foregoing, the Exercise Price of an Option held by a director who is not an employee shall be paid either (i) in cash; or
(ii) pursuant to subsection (a) of this Section 6.1, or (iii) by any combination of the foregoing (i) and (ii).

        7.      WITHHOLDING TAXES

                7.1 WITHHOLDING GENERALLY. Whenever Shares are to be issued in satisfaction of Options granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares.

        8.      PRIVILEGES OF STOCK OWNERSHIP

                8.1 VOTING AND DIVIDENDS. No Participant shall have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant shall be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

                8.2 FINANCIAL STATEMENTS. The Company shall provide financial statements to each Participant annually during the period such Participant has Options outstanding, provided, however, that the Company shall not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

        9.      TRANSFERABILITY

                Options granted under the Plan, and any interest therein, shall not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as consistent with the specific Plan and Option Agreement provisions relating thereto. During the lifetime of the Participant, an Option shall be exercisable only by the Participant, and any elections with respect to an Option, may be made only by the Participant.

        10.     CERTIFICATES

                All certificates for Shares or other securities delivered under the Plan shall be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed.

        11.     EXCHANGE AND BUYOUT OF OPTIONS

                The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Options in exchange for the surrender and cancellation of any or all outstanding Options. The Committee may at any time buy from a Participant an Option previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant shall agree.

        12.     SECURITIES LAW AND OTHER REGULATORY COMPLIANCE

                An Option shall not be effective unless such Option is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed, as they are in effect on the date of grant of the Option and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

        13.     NO OBLIGATION TO EMPLOY

                Nothing in the Plan or any Option granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company, or any Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Subsidiary or Affiliate of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

        14.     CHANGES IN THE COMPANY'S CAPITAL STRUCTURE

                The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

                If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of its Common Stock outstanding, without receiving compensation therefor in money, services or property, then (i) the number, class, and per share price of Shares subject to outstanding Options hereunder shall be appropriately adjusted in such a manner as to entitle a Participant to receive upon exercise thereof (and, if relevant, for the same aggregate cash consideration), the same total number and class of shares as such Participant would have received had such Participant exercised such Option in full immediately prior to such event; and (ii) the number and class of shares with respect to which Options may be granted under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number and class of shares of stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

                After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each holder of an outstanding Option shall, at no additional cost, be entitled to receive upon exercise of such Option (subject to any required action by stockholders of the Company) in, lieu of the number of Shares as to which such Option shall then be so exercisable, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of Common Stock equal to the number of shares as to which such Option shall be so exercised.

                If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clause (ii) below, after the effective date of such merger, consolidation or sale, as the case may be, each holder of an outstanding Option shall be entitled to receive upon exercise of such Option in lieu of shares of Common Stock, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation or sale; or
(ii) all outstanding Options may be canceled by the Board as of the effective date of any such merger, consolidation, liquidation or sale provided that: (x) notice of such cancellation shall be given to each holder of an Option, and (y) each holder of an Option shall have the right to exercise such Option to the extent that the same is then exercisable or, if the Board shall have accelerated the time for exercise of all unexercised and unexpired Options, in full during the 30-day period preceding the effective date of such merger, consolidation, liquidation or sale.

                Except as expressly provided above, the issue by the Company of shares of stock of any class, securities convertible into shares of stock of any class, for cash, property or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares then subject to outstanding Options.

        15.     ADOPTION AND STOCKHOLDER APPROVAL

                The Plan shall become effective on the date that it is adopted by the Board (the "Effective Date"). The Company shall submit the Plan for approval by the stockholders of the Company at the next annual meeting of stockholders of the Company to obtain the advantages under NASD, IRS, Securities and Exchange Commission and other regulations that approval of stockholders may bestow, provided however, that Options granted under the Plan shall be conditioned upon stockholder approval of the Plan within one year of adoption by the Board.

        16.     TERM OF PLAN

                The Plan will terminate ten (10) years from the Effective Date.

        17.     AMENDMENT OR TERMINATION OF PLAN

                The Board may at any time terminate or amend the Plan in any respect, including without limitation amendment of any form of Option Agreement or instrument to be executed pursuant to the Plan; provided, however, that:

                (a) the Board shall not, without the approval of the stockholders of the Company, amend the Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or Rule 16b-3 (or its successor), as amended, thereunder; and

                (b) the terms and conditions of any awards of Options to Directors and the category of persons eligible to be awarded such shares under the Plan shall not be amended more than once every six months, other than to comply with changes in the Code or ERISA, or the rules and regulations thereunder.

        18.     NONEXCLUSIVITY OF THE PLAN

                Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

        19.     GOVERNING LAW

                The Plan and all agreements, documents and instruments entered into pursuant to the Plan shall be governed by and construed in accordance with the internal laws of the State of New York, excluding that body of law pertaining to conflict of laws.

        20.     DEFINITIONS

                As used in the Plan, the following terms shall have the following meanings:

                "ACCELERATION EVENT" means but is not limited to, any Change of Control of the Company or other event determined in the discretion of the Committee.

                "AFFILIATE" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with" means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

                "BOARD" means the Board of Directors of the Company.

                "CHANGE IN CONTROL" means the occurrence of any of the following events:

                (A) when the Company acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then-outstanding securities;

                (B) upon the first purchase of Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company);

                (C) upon the approval by the Company's shareholders of: (i) a merger or consolidation of the Company with or into another corporation, which does not result in any capital reorganization or reclassification or other change in the Company's then-outstanding shares of Common Stock), (ii) a sale or disposition of all or substantially all of the Company's assets, or (iii) a plan of liquidation or dissolution of the Company;

                (D) if during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director is approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                (E) if the Board of Directors or any designated committee determines, in its sole discretion, that any person (such as that term is used in Sections 13(d) and 14(d) of the Exchange Act) directly or indirectly exercises a controlling influence over the management or policies of the Company.

                "CODE" means the Internal Revenue Code of 1986, as amended.

                "COMMITTEE" means the committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board.

                "COMPANY" means Decora Industries, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

                "DISABILITY" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

                "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                "EXERCISE PRICE" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option, but in no event shall such price be less than the par value of the Common Stock.

                "FAIR MARKET VALUE" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

                        (a) if such Common Stock is then quoted on the Nasdaq National Market System, its last reported sale price on the Nasdaq National Market or, if no such reported sale takes place on such date, the average of the closing bid and asked prices;

                        (b) if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

                        (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by the Wall Street Journal, for the over-the-counter market; or

                        (d) if none of the foregoing is applicable, by the Board of Directors of the Company in good faith.

                "INSIDER" means an officer or director of the Company or other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

                "NONEMPLOYEE DIRECTOR" means an director of the Company defined in Rule 16b-3(b)(i) of the Exchange Act.

                "OPTION" means an option to purchase Shares of Common Stock of the Company pursuant to Section 5.

                "OPTION AGREEMENT" means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

                "OUTSIDE DIRECTOR" means any outside director as defined in
Section 162(m) of the Code and the regulations issued thereunder.

                "PARTICIPANT" means a person who receives an Option under the Plan.

                "PLAN" means this Decora Industries, Inc., 1999 Stock Option Plan, as amended from time to time.

                "SECURITIES ACT" means the Securities Act of 1933, as amended.

                "SHARES" means shares of the Company's Common Stock, $0.01 par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 14, and any security issued in respect thereto or in replacement therefor.

                "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                "TERMINATION" or "TERMINATED" means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a Subsidiary or Affiliate of the Company, except in the case of sick leave, military leave, or any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than ninety (90) days, or reinstatement upon the expiration of such leave is guaranteed by contract or statute. The Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

                                                                 [Form of Proxy]


                             DECORA INDUSTRIES, INC.
                   1 MILL STREET, FORT EDWARD, NEW YORK 12828

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, as owner of ________________ shares of Common Stock of Decora Industries, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Proxy Statement and the notice of the stockholders meeting to be held on October 26, 1999, at 10:00 a.m. local time, at the Albany Marriott Hotel, located at 189 Wolf Road, Albany, New York, and hereby further revokes all previous proxies and appoints Nathan Hevrony and Timothy N. Burditt, or either of them, as proxy of the undersigned at said meeting and any adjournments thereof with the same effect as if the undersigned were present and voting the shares.

(1) For the election of the following persons as directors of the Company to serve until the next annual meeting of stockholders or until their respective successors shall have been elected and qualified.

    [ ] AUTHORITY GRANTED to                 [ ] AUTHORITY WITHHELD to               Nominees:
        vote for nominees listed at right,       vote for all nominees listed        Nathan Hevrony
        except as indicated to the               at right.                           Roger Grafftey-Smith
        contrary below.                                                              Gabriel B. Thomas
                                                                                     Stephen H. Verchick
                                                                                     Ronald A. Artzer


              (INSTRUCTION: TO VOTE AGAINST ANY NOMINEE, WRITE THAT
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

      ---------------------------------------------------------------------


(2)   Ratification of the Decora Industries, Inc. 1999 Stock Option Plan.

      [ ]   FOR           [ ]  AGAINST       [ ]   ABSTAIN

(3)   The approval and adoption of a resolution appointing
      PricewaterhouseCoopers LLP as the Company's independent certified public accountants for fiscal year 2000.

      [ ]   FOR           [ ]  AGAINST       [ ]   ABSTAIN

(4) In their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.



                                    (continued and to be signed on reverse side)

                         (continued from previous side)


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS YOU HAVE INDICATED ABOVE. IF NO INDICATION HAS BEEN MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ABOVE NOMINEES AND IN FAVOR OF SUCH PROPOSALS, AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                Dated:____________________________________, 1999

                                ________________________________________________

                                ________________________________________________

                                Sign exactly as your name appears on your share certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.